Exhibit 4.2

FORM OF AMENDMENT NUMBER THREE
TO THE SHARE REMUNERATION PLAN FOR BBVA GROUP MANAGEMENT
AND CERTAIN RISK FUNCTIONS IN THE UNITED STATES

The Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, effective as of November 15, 2011, and as amended by that certain Amendment Number One dated November 20, 2012 and that certain Amendment Number Two dated September 18, 2013 (the “Plan”), is hereby amended as follows:

(1) The first sentence of Section 5 shall be deleted in its entirety and the following sentence shall be substituted in lieu thereof:

“The total number of ADSs reserved and available for distribution under the Plan shall be 7,714,512.”

(2) All other provisions of the Plan shall remain in full force and effect.